                                                                EXHIBIT 24.2

The Stockholders and Board of Directors
United Road Services, Inc.:

We consent to the use of our reports on United Road Services, Inc., Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., Falcon Towing and Auto Delivery, Inc., Smith-Christensen Enterprises, Inc. and subsidiary, Caron Auto Works, Inc. and Caron Auto Brokers, Inc., Absolute Towing and Transporting, Inc., Keystone Towing, Inc., and ASC Transportation Services and subsidiary included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                                /s/ KPMG Peat Marwick LLP

Albany, New York
February 24, 1998